Exhibit 99.1

April 30, 2020

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

FIRST QUARTER 2020 RESULTS

SAN JOSE, CA – California Water Service Group (NYSE: CWT) (the “Company”) today announced a net loss of $20.3 million or $0.42 net loss per diluted common share for the first quarter of 2020, compared to a net loss of $7.6 million or $0.16 net loss per diluted common share for the first quarter of 2019.

The $12.7 million increase in net loss was primarily due to the lack of resolution of the California General Rate Case (“GRC”). First quarter results did not include general rate relief and revenue increases from previously approved regulatory mechanisms that would have offset increases in water production costs of $8.4 million, employee pension benefit costs of $2.2 million, and depreciation expense of $2.1 million. Also, the deferral of Water Revenue Adjustment Mechanism (“WRAM”) revenues expected to be collected beyond 24 months reduced pre-tax income by $1.1 million.

If the California Public Utilities Commission (the “CPUC”) had approved the settlement agreement and the positions proposed by California Water Service Company (“Cal Water”), the Company’s California operating subsidiary, on October 8, 2019, the Company estimates it would have added operating revenue of $15.4 million and it would have decreased operating expenses $1.7 million for Tax Cuts and Jobs Act income tax refunds for the first quarter of 2020.

Additional factors outside the Company’s immediate control also significantly contributed to the increase in net loss, including a $7.0 million increase in unrealized loss on certain benefit plan investments, which was partially offset by a $5.0 million increase in accrued unbilled revenue.

The CPUC granted Cal Water’s request to continue charging existing rates beginning January 1, 2020 as interim rates, and is allowing Cal Water to track the difference between interim rates and rates that are eventually approved. The Company expects that the difference in interim and approved rates will be collected through customer surcharges over 12 months. The CPUC has the authority to adopt the settlement agreement or render a different decision. Had the CPUC approved the settlement proposed by Cal Water on October 8, 2019, the Company estimates proposed new rates would have added the following to the Company’s first quarter results: $7.9 million of revenue for delayed service charge and quantity rate increases and $7.5 million of revenue from disputed regulatory mechanisms which will be recognized if approved.

In response to the COVID-19 pandemic, the Company has suspended delinquent account collection processes and closed its customer centers to walk-in traffic. The Company has evaluated and will continue to evaluate and monitor impacts associated with COVID-19 such as financial condition and operating results, access to financial capital resources, current and future ratemaking and customer billing and collections. Cal Water modified its annual WRAM mechanism surcharges to delay rate increases, which resulted in a $1.1 million decrease to pre-tax income. While currently there has not been a material change in customer collections, the Company did increase its estimate for future credit losses.

According to President and Chief Executive Officer Martin A. Kropelnicki, the Company’s primary focus in the first quarter of 2020 has been on responding to the coronavirus pandemic.

“This health crisis has only magnified the importance of having an uninterrupted water supply. We have taken a number of steps to keep our employees healthy and ensure that our customers are taken care of during this challenging time,” he said.

“It’s disappointing that the decision on our California General Rate Case has been delayed, but we will eventually recover the difference between interim rates and approved rates. We continue to focus on providing long-term stockholder value, and we do that by staying focused on what we do best, providing excellent service and high-quality water,” he said.

Additional Financial Results for the First Quarter of 2020

Total revenue decreased slightly to $125.6 million in the first quarter of 2020 compared to $126.1 million in the first quarter of 2019. The decrease in revenue was mostly due to a delay in the California GRC decision whereby $15.4 million of net rate increases was not recorded in the first quarter of 2020. Also, a $6.9 million deferral of WRAM revenue reduced revenue, which was partially offset by a $5.0 million increase in accrued unbilled revenue and an 11.7% increase in customer consumption.

Total operating expenses increased $6.9 million, or 5.5%, to $132.5 million in the first quarter of 2020 compared to $125.6 million in the first quarter of 2019.

Water production expenses increased $8.4 million, or 18.4%, to $54.0 million in the first quarter of 2020 compared to $45.6 million in the first quarter of 2019, primarily due to an 11.7% increase in customer consumption and purchased water wholesaler rate increases. The delayed GRC decision prevented the use of California’s MCBA decoupling mechanism to offset water production costs of $7.7 million with revenue equal to the increase in California water production costs relative to adopted water production costs.

Administrative and general and other operations expenses decreased $3.3 million to $43.7 million in the first quarter of 2020, primarily due to deferral of $5.8 million of costs associated with deferred WRAM revenue which was partially offset by a $2.2 million increase in employee pension benefit costs.

Maintenance expenses increased $0.6 million, or 9.6%, to $7.1 million in the first quarter of 2020, due to increased costs for repairs of facilities.

Income tax benefit increased $0.9 million due to an increase in pre-tax loss from operations. The Company’s estimated combined effective income tax rate for 2020 is 19.3 percent.

Depreciation and amortization expense increased $2.1 million, to $24.5 million, in the first quarter of 2020, as compared to $22.4 million in the first quarter of 2019, due to an increase in utility plant investment in 2019.

Net other loss, net of income tax benefits, increased $5.7 million in 2020, mostly due to a $7.0 million increase in unrealized loss on certain benefit plan investments, which was partially offset by a $1.7 million increase in income tax benefit.

Company-funded and developer-funded capital investments for the first quarter of 2020 were $65.3 million, an increase of $5.4 million, or 9.0%, compared to $59.9 million in the first quarter of 2019.  The increase in utility plant investment was mostly due to dry weather in California during the months of January and February 2020. The Company increased borrowings on its lines of credit at the end of the quarter to allow flexibility in how the Company finances second quarter capital investments in connection with economic uncertainty and financial market volatility caused by the COVID-19 pandemic.

The under-collected net receivable balance in the WRAM and MCBA was $58.4 million as of March 31, 2020, a decrease of 6.7%, or $4.2 million, from the balance of $62.6 million as of December 31, 2019. The delay in the California GRC decision resulted in not recording a $4.5 million regulatory asset for the increase to the net receivable for WRAM and MCBA revenue adjustments during the first quarter of 2020, which would have resulted in a slight increase in the net receivable balance.

Regulatory Update

In March and April of 2020, Cal Water submitted advice letters to true up the revenue under-collections for the 2019 annual WRAMs and MCBAs of its regulated districts. A net under-collection of $27.1 million is being recovered from customers mostly in the form of 12 and 18 month surcharges. Due to the COVID-19 pandemic, the Company elected to adjust the 2019 WRAM filing so that the new rates would only be implemented in districts where overall customer bills would not be increased. As a result, approximately $18.8 million of the $45.9 million of net WRAM additions from 2019 were deferred to 2021. The new rates incorporate net WRAM and MCBA balances that were previously approved for recovery, and became effective in April of 2020.

Business Growth Update

On March 27, 2020, the Washington Utilities and Transportation Commission approved Washington Water Service Company’s (“Washington Water”), the Company’s Washington operating subsidiary, change of control application for the Rainer View Water Company (“RVWC”). Washington Water is expected to take control of the water system in June of 2020, subject to fulfillment of certain closing conditions of the acquisition agreement with RVWC. RVWC owns and operates 27 water systems that serve about 35,000 people in parts of Graham, Spanaway, Puyallup, Gig Harbor, and other nearby areas. Washington Water plans to retain RVWC’s current employees and continue to provide its customers with a reliable supply of safe, high-quality water.

Other Information

All stockholders and interested investors are invited to listen to the 2020 first quarter conference call on April 30, 2020 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID #7229048. A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on April 30, 2020 through June 30, 2020, at 1-855-859-2056 or 1-404-537-3406, ID #7229048. The replay will also be available under the investor relations tab at www.calwatergroup.com. Prior to the call, Cal Water will post a slide presentation on its website. The presentation can be found at www.calwatergroup.com/docs/Q12020slides.pdf after 6:00 a.m. PDT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services LLC. Together, these companies provide regulated and non-regulated water service to more than 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: natural disasters or calamities, public health crises, pandemics, epidemics or outbreaks of a contagious disease, such as the recent outbreak of Coronavirus (or COVID-19), or any escalation or worsening of the foregoing; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief and other actions; changes in water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth trends; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with unions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	March 31	December 31
	2020	2019
ASSETS
Utility plant:
Utility plant	$3,616,418	$3,550,485
Less accumulated depreciation and amortization	(1,169,447)	(1,144,115)
Net utility plant	2,446,971	2,406,370
Current assets:
Cash and cash equivalents	140,406	42,653
Receivables:
Customers, net	32,729	32,058
Regulatory balancing accounts	24,970	38,225
Other, net	14,428	14,187
Unbilled revenue, net	31,149	34,879
Materials and supplies at weighted average cost	8,135	7,745
Taxes, prepaid expenses, and other assets	18,265	14,965
Total current assets	270,082	184,712
Other assets:
Regulatory assets	442,819	433,322
Goodwill	2,615	2,615
Other assets	78,358	84,289
Total other assets	523,792	520,226
TOTAL ASSETS	$3,240,845	$3,111,308

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 48,714 and 48,532 outstanding in 2020 and 2019, respectively	$487	$485
Additional paid-in capital	368,129	362,275
Retained earnings	386,524	417,146
Total common stockholders' equity	755,140	779,906
Long-term debt, net	786,467	786,754
Total capitalization	1,541,607	1,566,660
Current liabilities:
Current maturities of long-term debt, net	21,864	21,868
Short-term borrowings	335,100	175,100
Accounts payable	99,019	108,463
Regulatory balancing accounts	3,474	4,462
Accrued interest	14,545	5,810
Accrued expenses and other liabilities	39,125	43,018
Total current liabilities	513,127	358,721
Unamortized investment tax credits	1,575	1,575
Deferred income taxes, net	218,451	222,590
Pension and postretirement benefits other than pensions	260,337	258,907
Regulatory liability and other	268,917	270,256
Advances for construction	194,046	191,062
Contributions in aid of construction	242,785	241,537
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,240,845	$3,111,308

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF LOSS

Unaudited

(In thousands, except per share data)

For the Three Months ended:

	March 31,	March 31,
	2020	2019
Operating revenue	$125,563	$126,111
Operating expenses:
Operations:
Water production costs	53,976	45,592
Administrative and general	29,680	29,097
Other operations	13,974	17,821
Maintenance	7,073	6,455
Depreciation and amortization	24,492	22,368
Income tax benefit	(3,937)	(2,991)
Property and other taxes	7,228	7,293
Total operating expenses	132,486	125,635
Net operating (loss) income	(6,923)	476
Other income and expenses:
Non-regulated revenue	3,827	4,901
Non-regulated expenses	(8,454)	(2,219)
Other components of net periodic benefit cost	(1,430)	(1,259)
Allowance for equity funds used during construction	1,614	1,533
Income tax benefit (expense) on other income and expenses	913	(828)
Net other (loss) income	(3,530)	2,128
Interest expense:
Interest expense	10,798	11,075
Allowance for borrowed funds used during construction	(944)	(831)
Net interest expense	9,854	10,244
Net loss	$(20,307)	$(7,640)
Loss per share
Basic	$(0.42)	$(0.16)
Diluted	$(0.42)	$(0.16)
Weighted average shares outstanding
Basic	48,583	48,086
Diluted	48,583	48,086
Dividends per share of common stock	$0.2125	$0.1975